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                                                                    EXHIBIT 99.1

          ISABELLA BANK AND TRUST ANNOUNCES GERALD D. CASSEL RETIREMENT

Richard J. Barz, President and CEO of Isabella Bank and Trust, congratulates Gerald D. Cassel on his retirement from the Isabella Bank and Trust Board of Directors and from IBT Bancorp.

Mr. Cassel has served on the Isabella Bank and Trust Board of Directors since 1980, in which he has been the Chairman for 6 years. He has also served on every bank committee, and was a board member of IBT Bancorp for 15 years.

Mr. Cassel is a certified public accountant and president of Symco, Inc. He was the mayor of Mt. Pleasant in 1997, vice mayor in 1996 and a member of the City Commission for 6 years beginning in 1994.

He and his wife, Shirley, recently celebrated their 50th wedding anniversary and have four children and thirteen grandchildren.